Exhibit (p)1.1

AEW CAPITAL MANAGEMENT, L.P.

CODE OF ETHICS

This Code has been drafted to comply with the provisions of both Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940 (the Rules).

This is the Code of Ethics (the “Code”) of AEW Capital Management, L.P. (“AEW” or the Firm).

Things You Need to Know to Use This Code

1.	Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

2.	To understand what parts of this Code apply to you, you need to know whether you fall into one of these categories:

Access Person

Investment Person

Non-Access Director

The definition of “Access Person” may be somewhat confusing in the context of AEW’s business as a real estate investment adviser. For our purposes’ all senior officers (Vice Presidents and above) are considered “Access Persons.”

3.	This Code has four sections:

Part I	Applies to All Personnel
Part II	Applies to All Access Persons
Part III	Applies to Investment Persons
Part IV	Definitions

NOTE: If you are an Investment Person, you are automatically an Access Person too, so you must comply with both the Access Person provisions and the Investment Person provisions.

4.	There are three Reporting Forms that Access Persons have to fill out under this Code. You can get copies of the Reporting Forms from the Chief Compliance Officer.

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5.	The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

•	the Firm expects that waivers will be granted only in rare instances; and

•	some provisions of the Code that are prescribed by SEC rules cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and private placements.

6.	The management of the Firm and its compliance personnel will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

7.	You must acknowledge your receipt of this Code (and any amendment thereto) by returning the Form of Acknowledgement attached hereto. On an annual basis, you must complete an Annual Code of Ethics Certification.

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PART I

Applies to All Personnel

A.	General Principles

One of the most valued assets of the Firm is the dedication, service and integrity of its employees. AEW strives to maintain the highest level of ethical business practices, which its clients expect and deserve. Exactly what constitutes an unethical business practice or a conflict of interest is both a moral and legal question. The Firm recognizes and respects activities each employee’s right to engage in outside of his or her employment which are private in nature and do not in any way conflict with or reflect poorly on the Firm. Management reserves the right, however, to determine when an employee’s activities represent a conflict with the Firm’s interest and to take whatever action is necessary to resolve the situation.

To this end, employees of AEW and its subsidiaries, and Non-Access Directors, may not:

•	use for their own benefit (or the benefit of anyone other than the client) information about the Firm, it clients, or the Firm’s investments or recommendations for client accounts;

•	take advantage of investment opportunities that would otherwise be available for the Firm’s clients;

•	misuse proprietary or privileged information or reveal confidential data to outsiders;

•	pay, solicit or accept bribes or kickbacks;

•	conduct personal business activity that could conflict with the execution or management of any client account or that could impair AEW’s ability to make impartial decisions with respect to any client account; or

•	engage in any other form of conduct raising an issue regarding a possible conflict of interest with AEW or one or more of its clients.

Also, as a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client investments or accounts, or from our relationships with our clients or with the brokerage community.

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The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code. Any violations must be reported promptly to the Chief Compliance Officer.

The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the offending transaction, requiring disgorgement of gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Please do not guess at the answer.

B.	Compliance with the Federal Securities Laws

•	More generally, Firm personnel (including Non-Access Directors) are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

•	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

•	the Investment Advisers Act of 1940 and the SEC rules thereunder;

•	the Investment Company Act of 1940 and the SEC rules thereunder;

•	title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

C.	Investment Advisers Act Section 203(e)

Section 203(e) of the Investment Advisers Act provides that the SEC may place limitations on the activities, functions, or operations of, suspend or revoke the registration of an investment adviser if it finds that the investment adviser, or any person associated with the investment adviser, whether prior to or subsequent to becoming so associated, has engaged in certain types of objectionable conduct.

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The provisions of Section 203(e) are attached to this Code. Please note that your certification as to compliance with the provisions of this Code also constitutes your representation that you have not engaged in any of the activities described in clauses (1) through (9) of Section 203 (e). Any conduct that may implicate your ability to provide this certification must be brought to the attention of the Chief Compliance Officer immediately.

If you have any questions regarding Section 203(e), you should ask the Chief Compliance Officer.

D.	Restrictions on Trading in Covered Securities

The term Covered Security is very broadly defined (see definition section at the end of this Code) and includes real estate related securities, as well as other securities (including some instruments you might not generally think of as securities - for example, options, limited partnership interests, and interests in private investment funds). The term Covered Security does not include open-end mutual funds (other than Reportable Funds), U.S. Treasuries and money market instruments.

AEW actively trades real estate related securities, including securities issued by Real Estate Investment Trusts (REITs) and other real estate related operating companies (collectively, Real Estate Securities).

Set forth below are the Firm’s policies relating to trading in Covered Securities, including further limitations relating to trading in Real Estate Securities and securities sold in a limited offering such as an initial public offering or an offering which is represented as being over-subscribed or which is limited by its terms to a fixed number of purchasers, whether or not over-subscribed, such as a private placement offered pursuant to an exemption from registration under federal or state securities laws (Limited Offering Securities).

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1.	Real Estate Securities and Limited Offering Securities.

General Rule for all Employees:

You and members of your Family/Household are prohibited from trading in Real Estate Securities or any Limited Offering Securities (regardless of whether or not such securities are real estate related securities), in either case without submitting a prior written request to and receiving written approval from the Chief Compliance Officer. (A copy of the Personal Trade Request Form can be obtained from the Chief Compliance Officer.) If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before you execute the transaction. The Chief Compliance Officer may deny or revoke pre-clearance for any reason.

Rule For All Persons Involved in Trading or Recommending Securities For Client Accounts:

Any employees of AEW who recommend or execute trades in securities for client accounts are prohibited from trading such securities for themselves or for members of their Family/Household.

Any employees of AEW who recommend or execute trades in securities for client accounts are prohibited from undertaking personal investment transactions with the same individual employee at a broker-dealer firm with whom business is conducted on behalf of the client.

2.	Covered Securities (other than Real Estate Securities and Limited Offering Securities).

You and members of your Family/Household are prohibited from trading in any other Covered Security if you have actual knowledge that such security is being considered for purchase or sale on a client’s behalf. This prohibition applies during the entire period that the Covered Security is being considered by the Firm for purchase or sale and regardless of whether the Covered Security is actually purchased or sold for the client.

3.	Exceptions.

The prohibitions set forth in Sections D.1. and D.2. above do not apply to the following categories of transactions:

•	Transactions in securities of collective investment vehicles for which the Firm serves as an investment adviser.

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•	Transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have Beneficial Ownership (for example, the purchase or sale by a Firm-managed hedge fund of a Covered Security would not be subject to this prohibition, even though the portfolio manager of the hedge fund could be deemed to have Beneficial Ownership of such Covered Security).

•	Transactions in Covered Securities issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

•	Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

•	Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

•	Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities and received by you (or a member of your Family/Household) from the issuer.

•	Transactions in publicly traded common stock of a company with a market capitalization of at least $10 billion (or the equivalent in foreign currency).

NOTE: The following are not Covered Securities, and so are not subject to this prohibition: direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of registered open-end investment companies that are not Reportable Funds. (See Part II, Section B for restrictions related to trading in Reportable Funds.)

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E.	Prohibition Against Insider Trading

1.	Insider Trading.

You and the members of your Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•	trading while in possession of material, nonpublic information;

•	communicating ( tipping ) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

This means that, if you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of material nonpublic information about the issuer or security, you (and, by extension, the Firm) may be deemed to have violated the insider trading laws. Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. (Note that the information need not be so important that it would have changed the investor’s decision to buy or sell.) Information that should be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and significant new products, services or contracts. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information that a brokerage house is about to issue a stock recommendation or that a forthcoming newspaper column will contain information that is expected to affect the market price of a security. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

2.	Sanctions.

Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on the Firm. These could involve administrative sanctions by the Securities and Exchange Commission (the “SEC” ), such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to

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three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. As noted above, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Code may result in termination of your employment and referral to the appropriate authorities.

3.	No Fiduciary Duty to Use Inside Information.

Although the Firm has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its employees know to be inside information. In fact, as noted above, such conduct often violates the federal securities laws.

If you have any doubt or uncertainty about whether any particular course of action will give rise to one or more insider trading violations, you should consult with the Chief Compliance Officer.

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PART II

Applies to All Access Persons

A.	Reporting Requirements

One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in the Definitions section at the end of this Code. Please note that the term Covered Security generally includes all securities, except open-end mutual funds (other than Reportable Funds), U.S. Treasuries and money market instruments. Accordingly, the reporting requirements described below are not limited to Real Estate Securities.

You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

Copies of all reporting forms may be obtained from the Chief Compliance Officer.

1.	Initial Holdings Reports. No later than 10 calendar days after you become an Access Person, you must file with the Chief Compliance Officer an Initial Holdings Report.

The Initial Holdings Report requires you to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or members of your Family/Household) have Beneficial Ownership. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an employee or other Access Person. The information contained in the report must be current as of a date no more than 45 days prior to the date you became an Access Person.

The Initial Holdings Report also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/Household, and, if applicable, that you understand that you are an Access Person and/or an Investment Person under the Code.

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2.	Quarterly Transaction Reports. No later than 30 calendar days after the end of March, June, September and December each year, you must file with the Chief Compliance Officer a Quarterly Transaction Report.

The Quarterly Transaction Report requires you to list all transactions during the most recent calendar quarter in Covered Securities (including the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to report the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

EXCEPTION: An Access Person need not report transactions effected pursuant to an automatic investment plan. An automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Note: As an alternative to providing the Quarterly Transaction Report outlined above, an Access Person may provide broker trade confirmations or account statements that contain all of the information that would be included in the reports, provided that such trade confirmations or account statements are received by the Firm no later than 30 days after the end of the applicable calendar quarter. If an Access Person chooses to rely on this exemption, the Access Person will nonetheless be required to provide a quarterly certification that no transactions that would be required to be reported by such person were effected during the quarter except through accounts as to which such person has arranged for duplicate confirmation to be furnished to the Firm.

3.	Annual Holdings Reports. Within 45 days following the close of each calendar year, you must file with the Chief Compliance Officer an Annual Holdings Report.

The Annual Holdings Report requires you to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the

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prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

The Annual Holdings Report also requires you to confirm that you have read and understand this Code and have complied with its requirements (including the Section 203(e) disclosure/certification requirements described in Part I.C.), that you understand that it applies to you and members of your Family/Household, and that you understand, if applicable, that you are an Access Person and/ or an Investment Person under the Code.

B.	Special Provisions Regarding Reportable Funds

Reportable Funds are mutual funds for which the Firm or one of its affiliated companies serves as an investment adviser, sub-adviser or principal underwriter. Reportable Funds are included within the definition of Covered Securities. Purchases or sales of shares of Reportable Funds by Firm personnel and members of their Family/Household are subject to special scrutiny, because of the fiduciary duty that our Firm or its affiliates owe to the mutual funds which they advise, sub-advise or distribute. For personnel of a firm like ours that is part of a large organization where there are a number of firms under common control that advise, sub-advise or distribute mutual funds, the universe of Reportable Funds is large. The Chief Compliance Officer maintains a list of the mutual funds that are classified as Reportable Funds.

C.	Short-Term Trading of Covered Securities and Reportable Funds.

While the Firm does not expressly prohibit short-term trading in Covered Securities or Reportable Funds by you or any member of your Family/Household, the Firm strongly discourages such activity.

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PART III

Applies to all Investment Persons

Prohibition on Trading Securities Eligible

for Purchase by Client Accounts

As noted in Part 1, Section D.1, above, any employees of AEW who recommend or execute trades in securities for client accounts are prohibited from trading such securities for themselves or for members of their Family/Household. This policy is designed to prevent “front running” and various other activities that create conflicts with the interests of the Firm’s clients.

The prohibition above does not apply to the following categories of transactions:

•	Transactions in securities of collective investment vehicles for which the Firm serves as the investment adviser.

•	Transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which the Investment Person may be deemed to have Beneficial Ownership.

•	Transactions that occur by operation of law or under any other circumstance in which neither the Investment Person nor any member of his or her Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

•	Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

•	Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities and received by the Investment Person (or Family/Household member) from the issuer.

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PART IV

Definitions

These terms have special meanings in this Code of Ethics:

•	Access Person

•	Beneficial Ownership

•	Chief Compliance Officer

•	Covered Security

•	Family/Household

•	Investment Person Limited

•	Offering Securities

•	Non-Access Directors

•	Real Estate Securities

•	Reportable Fund

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as beneficial ownership ) are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, beneficial ownership has a different meaning in this Code of Ethics than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer. Please do not guess at the answer.

•	Access Person

The term “Access Person” includes:

•	Every member of the Firm’s board (for a partnership, every general partner of the Firm or, if there is a corporate general partner, every member of the board of the Firm’s general partner) other than Non-Access Directors;

•	Every senior officer of the Firm (vice president and above or equivalent title);

•	Every employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales;

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•	Every director, officer or general partner of any company that directly or indirectly has a 25% or greater interest in the Firm who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and

•	Every other person (whether or not an employee of the Firm) who is subject to the Firm’s supervision and control who has access to nonpublic information regarding any client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund or who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

•	Beneficial Ownership

“Beneficial Ownership” means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don’t share in the profits.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or street name accounts.

•	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or street name account).

•	Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a blind trust or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person’s Beneficial Ownership. This is because, unless the account is a blind trust or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.)

•	Securities in a person’s individual retirement account.

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•	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

•	Securities owned by a trust of which the person is either a trustee or a beneficiary.

•	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or street name account).

•	Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

•	Chief Compliance Officer

The Firm’s Chief Compliance Officer is James J. Finnegan, or another person that he designates to perform the functions of Chief Compliance Officer when he is not available. For purposes of reviewing the Chief Compliance Officer’s own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by Kerri A. Quimby.

•	Covered Security

“Covered Security” means anything that is considered a “security” under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, except:

•	Direct obligations of the U.S. Government.

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

•	Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) other than Reportable Funds.

•	Shares issued by money market funds.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities , such as:

•	options on securities, on indexes and on currencies.

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•	investments in all kinds of limited partnerships. investments

•	in foreign unit trusts and foreign mutual funds.

•	investments in exchange traded funds, including open-end exchange traded funds.

•	investments in private investment funds and hedge funds (note that investments in private investment funds and hedge funds advised by the Firm are not subject to the prohibitions and preclearance requirements set forth in Sections B and C of Part II or the prohibition set forth in Part III of this Code).

If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

•	Family/Household

Members of your “Family/Household” include:

•	your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

•	your children under the age of 18;

•	your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and

•	any of the following people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Second, members of your household could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

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•	Investment Person

The term “Investment Person means any employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of any securities (even if they’re not Covered Securities) for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they’re not Covered Securities) by the client.

•	Limited Offering Securities

The term “Limited Offering Securities” include securities sold in a limited offering, such as an initial public offering or an offering which is represented as being over-subscribed or which is limited by its terms to a fixed number of purchasers, whether or not over-subscribed, or is offered pursuant to an exemption from registration under federal or state securities laws.

•	Non-Access Director

The term “Non-Access Director” means any person who is a director of the Firm’s corporate general partner but who is not an officer or employee of the Firm or of such corporate general partner and who meets all of the following conditions:

•	He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;

•	He or she does not have access to nonpublic information regarding any Firm clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; and

•	He or she in not involved in making securities recommendations to Firm clients, and does not have access to such recommendations that are nonpublic.

NOTE: Non-Access Directors are subject to only the following provisions of this Code: Parts I.A., I.B, I.C. and I.E, and the requirement to complete the Form of Acknowledgement regarding the Code and any amendments thereto.

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•	Real Estate Securities

The term “Real Estate Securities” means securities issued by Real Estate Investment Trusts (REITs) and other real estate related operating companies, such as hotel companies, golf course operators, etc. If you have any question or doubt about whether a security is a Real Estate Related Security, ask the Chief Compliance Officer.

•	Reportable Fund

The term “Reportable Fund” means any investment companies (other than money market funds) that are registered under the Investment Company Act for which the Firm serves as an investment adviser or whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. A Reportable Fund includes registered investment companies that are sub-advised by the Firm or its affiliates.

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Acknowledgment

I have received the Code of Ethics (the “Code”) of AEW Capital Management, L.P. (“AEW”) and have read and understand the Sections applicable to my position with AEW.

I understand that I am responsible for, and I certify that I have, to date, complied and will continue to comply with, the policies and procedures in the Code. I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.

Signature	Date

Printed Name

Attachment

SECTION 203(e) OF THE INVESTMENT ADVISERS ACT OF 1940

(e)	The Commission, by order, shall censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding 12 months, or revoke the registration of any investment adviser if it finds, on the record after notice and opportunity for hearing, that such censure, placing of limitations, suspension, or revocation is in the public interest and that such investment adviser, or any person associated with such investment adviser, whether prior to or subsequent to becoming so associated:

(1)	Has willfully made or caused to be made in any application for registration or report required to be filed with the Commission under this title, or in any proceeding before the Commission with respect to registration, any statement which was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any such application or report any material fact which is required to be stated therein.

(2)	Has been convicted within ten years preceding the filing of any application for registration or at any time thereafter of any felony or misdemeanor or of a substantially equivalent crime by a foreign court of competent jurisdiction which the Commission finds:

(A)	Involves the purchase or sale of any security, the taking of a false oath, the making of a false report, bribery, perjury, burglary, any substantially equivalent activity however denominated by the laws of the relevant foreign government, or conspiracy to commit any such offense;

(B)	Arises out of the conduct of business of a broker, dealer, municipal securities dealer, investment adviser, bank, insurance company, government securities broker, government securities dealer, fiduciary transfer agent, foreign person performing a function substantially equivalent to any of the above, or entity or person required to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation;

(C)	Involves the larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion, or misappropriation of funds or securities; or substantially equivalent activity however denominated by the laws of the relevant foreign government; or

(D)	Involves the violation of Section 152, 1341, 1342, or 1343 or Chapter 25 or 47 of Title 18, United States Code, or a violation of any substantially equivalent foreign statute.

(3)	Has been convicted during the 10-year period preceding the date of the filing of any application for registration, or at any time thereafter, of

(A)	any crime that is punishable by imprisonmentfor one or more years, and that is not described in paragraph (2); or

(B)	a substantially equivalent crime by a foreign court of competent jurisdiction.

(4)	Is permanently or temporarily enjoined by order, judgment, or decree of any court of competent jurisdiction, including any foreign court of competent jurisdiction, from acting as an investment adviser, underwriter, broker, dealer, municipal securities dealer, government securities broker, government securities dealer, transfer agent, foreign person performing a function substantially equivalent to any of the above, or entity or person required to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation, or as an affiliated person or employee of any investment company, bank, insurance company, foreign entity substantially equivalent to any of the above, or entity or person to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation, or from engaging in or continuing any conduct or practice in connection with any such activity, or in connection with the purchase or sale of any security.

(5)	Has willfully violated any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, this title, the Commodity Exchange Act, or the rules or regulations under any such statutes or any rule of the Municipal Securities Rulemaking Board, or is unable to comply with any such provision.

(6)	Has willfully aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, this title, the Commodity Exchange Act, the rules or regulations under any such statutes, or the rules of the Municipal Securities Rulemaking Board, or has failed reasonably to supervise, with a view to preventing violations of the provisions of such statutes, rules, and regulations, another person who commits such a violation, if such other person is subject to his supervision. For the purposes of this paragraph no person shall be deemed to have failed reasonably to supervise any person, if:

(A)	There have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person, and

(B)	Such person has reasonably discharged the duties and obligations incumbent upon him by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

(7)	Is subject to an order of the Commission entered pursuant to subsection (f) of this section barring or suspending the right of such person to be associated with an investment adviser which order is in effect with respect to such person.

(8)	Has been found by a foreign financial regulatory authority to have:

(A)	Made or caused to be made in any application for registration or report required to be filed with a foreign securities authority, or in any proceeding before a foreign securities authority with respect to registration, any statement that was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any application or report to a foreign securities authority any material fact that is required to be stated therein:

(B)	Violated any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded or subject to the rules of a contract market or any board of trade;

(C)	Aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded on or subject to the rules of a contract market or any board of trade, or has been found, by the foreign financial regulatory authority to have failed reasonably to supervise, with a view to preventing violations of statutory provisions, and rules and regulations promulgated thereunder, another person who commits such a violation, if such other person is subject to his supervision, or

(9)	Is subject to any final order of a State securities commission (or any agency or officer performing like functions), State authority that supervises or examines banks, savings associations, or credit unions, State insurance commission (or any agency or office performing like functions), an appropriate Federal banking agency (as defined in section 3 of the Federal Deposit Insurance Act (12 U.S.C. 1813(q))), or the National Credit Union Administration, that—

(A)	Bars such person from association with an entity regulated by such commission, authority, agency, or officer, or from engaging in the business of securities, insurance, banking, savings association activities, or credit union activities; or

(B)	Constitutes a final order based on violations of any laws or regulations that prohibit fraudulent, manipulative, or deceptive conduct.

AEW Capital Management, L.P.

POLICY REGARDING INADVERTENT UNAUTHORIZED TRADING AND LATE REPORTING UNDER AEW’S CODE OF ETHICS

Revised December 1, 2011

AEW’S Code of Ethics sets forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel. Among other things, advisers’ supervised persons are required to report certain personal securities transactions.

To maintain compliance with the requirements set forth by the Code of Ethics, AEW has adopted the following policies:

Inadvertent Unauthorized Trading

Under AEW’S Code of Ethics, you and members of your family or household are prohibited from trading in real estate related securities or any limited offering securities (regardless of whether or not such securities are real estate related securities), in either case without submitting a prior written request to and receiving written approval from the Chief Compliance Officer.

If an employee engages in an inadvertent unauthorized trading activity, the violation will be reviewed on a case by case basis.

If the unauthorized trading activity is the purchase of a prohibited security, the employee will generally be required to promptly unwind the transaction. The unwinding of the transaction must be conducted under the supervision of the firm’s Chief Compliance Officer. To the extent a gain results, the gain must be donated to a charity. To the extent a loss results, the employee will bear the loss. No off-setting of gains and losses will be permitted, and no allowance will be made for tax consequences or any other costs associated with the unwind transaction.

If the unauthorized trading activity is the sale of a prohibited security, the employee will generally be subject to a fine and such fine will be determined on a case by case basis.

While the foregoing generally reflects the firm’s policy with regard to inadvertent unauthorized trading activity, the consequences may vary depending upon the circumstances. For example, repeat violations or knowing and intentional violations could result in sanctions up to and including termination of employment.

Important Definitions

The term “Real Estate Securities” means securities issued by Real Estate Investment Trusts (REITs) and other real estate related operating companies, such as hotel companies, golf course operators, casino resorts, etc. If you have any question or doubt about whether a security is a Real Estate Related Security, ask the Chief Compliance Officer.

The term “Limited Offering Securities” includes securities sold in a limited offering, such as an initial public offering or an offering which is represented as being over-subscribed or which is limited by its terms to a fixed number of purchasers, whether or not over-subscribed, or is offered pursuant to an exemption from registration under federal or state securities laws.

Members of your “Family/Household” include:

•	your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

•	your children under the age of 18;

•	your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and

•	any of the following people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Late Reporting

Under AEW Code of Ethics, employees identified as Access Persons, must file the following reports; an Initial Holding Report, Quarterly Transaction Reports and an Annual Holdings Report. The Initial Holdings Report is due 10 days after you become an Access Person; the Quarterly Transactions Reports are due 30 days after the end of each quarter; and the Annual Holdings Report is due 45 days after year end. To ensure compliance and timely reporting, AEW has adopted the following policy:

1.	Initial Request and Reminders

The reporting forms will be sent out, with respect to the Quarterly Transaction Reports - on or about the last day of each quarter, and with respect to the Annual Holdings Report on or about December 31. An initial rem inder of the due date of the completed form will be sent out with the report. A second reminder will be sent 15 days later. A third and final reminder will be sent 5 days prior to the date the report is due to those who have not yet completed and sent back the required report. The firm’s Chief Compliance Officer and the individual’s manager will be copied on the final reminder.

2.	Fines and Other Sanctions

Those failing to timely submit Quarterly and Annual Reports will be subject to fines. First time offenders will be fined $250. Second time offenders will be fined $500. Third time offender will be fined $1,000. In addition, repeat offenders may be subject to sanctions, up to and including termination of employment.

A copy of the firm’s Code of Ethics is available on the intranet. All employees are required to read and abide by its terms and provision. If you have any question regarding the firm’s Code of Ethics, please contact the Legal and Compliance Department.

AEW takes very seriously the reporting requirement under the firm’s Code of Ethics and expects its employees to do the same.

AEW Capital Management, L.P.

DESTRUCTION OF CODE OF ETHICS REPORTING

As of January 1, 2011

As a registered investment adviser, AEW must comply with the Investment Advisers Act of 1940 (the “Act”). Under the Act, AEW must collect and maintain the following information under its code of ethics:

Records of Access Persons’ Personal Trading

AEW must maintain; (i) a record of the names of its access persons or any access persons within the past five years; (ii) the holdings and transaction reports made by access persons and (iii) records of decisions approving access persons’ acquisition of IPOS and limited offerings. The holdings and transaction reports must include all details of any account, holdings or transaction including; (a) ticker or cusip, number of shares, and principal amount of each security in which the access person has direct or indirect benefit; (b) name of any broker, dealer or bank with which the access person maintains an account in which securities are held for his/her benefit; (c) the date the report was submitted; and (d) details of the transaction (i.e. purchase or sale, broker who effected transaction; price, date, whether the transaction was a purchase or sale.) [Rule 17(j)-1 of the IC Act and Rule 204-2(a)(13) of the Adviser Act]

Annual Certifications

Annual employee certifications of compliance with insider trading and code policies and procedures. [Rule 204-2(a)(12)]

Under the Federal securities laws, AEW is required to maintain these records for a period of five (5) years. These records are maintained on site, in a locked cabinet, in the Legal & Compliance Department. After five years, the records are destroyed in a secure manner. Due to the nature of the information contained in these records, the reports are personally destroyed by the Compliance Officer, or a member of the Legal & Compliance Group, by means of confidential shredding.

AEW Capital Management, L.P.

POLICY REGARDING LITIGATION AND CLIENT COMPLAINTS

As of January 1, 2011

Litigation

All lawsuits against AEW or any AEW related entities (or any employee who issued in a matter involving his or her activities on behalf of AEW ) should be immediately brought to the attention of the General Counsel upon receipt of service or other notification of the pending action. Prompt notice should also be given to the General Counsel upon receipt of a subpoena for information from the firm relating to any matter in litigation, or receipt of the garnishment lien or judgment against the firm or any of its clients or employees. The General Counsel will determine the appropriate response in conjunction with senior management. On a quarterly basis, the Chief Compliance Officer or his designee will provide a reminder of this policy and solicit information relating to any pending or threatened material litigation matters.

Client Complaints

All client complaints or client inquiries that can reasonably be expected to result in a client complaint involving AEW or any AEW related entities (or its or their employees) should be immediately brought to the attention of the General Counsel. The General Counsel will determine the appropriate response in conjunction with senior management.